Exhibit 10.1

VIA E-MAIL to John Green (johngreen@bellsouth.net)

June 9, 2015

Mr. John Green

171 Rolling Meadows Rd.

Fletcher, North Carolina 28732

RE:	Letter of Intent (“LOI”) to Purchase all Membership Interests in Innovative Solar 37, LLC, a North Carolina limited liability company (the “Transaction”).

Dear Mr. Green:

This letter expresses the intent of Principal Solar, Inc., a Delaware corporation (“Purchaser”), to purchase from Innovative Solar Systems, LLC, a North Carolina limited liability company (“Seller”) all of its membership interests in Innovative Solar 37, LLC, referred to as a “Company.”

Innovative Solar Systems is the developer of that certain proposed 78.7 MW (AC) solar photovoltaic project (the “System”) to be located in North Carolina (the “Premises”).

Based upon information received by Purchaser from Seller regarding the System to date, Purchaser’s position with regard to, and the basic terms of, such a Transaction is as follows:

I.  Proposed Terms

1. Purchase. At Closing, Purchaser will acquire one hundred percent (100%) of the issued and outstanding membership interests of the Company via a Purchase and Sale Agreement. Closing would occur not later than January 1, 2016 at 5:00 PM EDT (the “Closing”). The membership interests will be sold free and clear of all liens, claims and encumbrances.

2. Purchase Price. The Purchase Price for the Company is Five Million Five Hundred Nine Thousand and No/100 ($5,509,000.00) (the “Purchase Price”).

3.	Payment Terms. The Purchase Price would be payable based on the following “Milestone(s)”:

a. $500,000.00 in non-refundable cash will be wired by Purchaser to Seller on or before June 22, 2015. It is the expectation of the Purchaser that Seller will provide sufficient documentation before June 22, 2015 to provide sufficient assurances that Innovative 37 is a viable System that will be timely approved for development and acceptance by Duke Energy Progress, Inc. or its affiliate(s), under reasonable business terms through the standard interconnection process;

b.     $300,000.00     payment no later than August 1, 2015;

c.     $300,000.00      payment no later than September 1, 2015;

c.     $300,000.00      payment no later than October 1, 2015;

d.     $300,000.00     payment no later than November 1, 2015;

e.     $300,000.00     payment no later than December 1, 2015;

f.     $2,500,000.00     at closing, no later than January 1, 2016;

g.    $150,000.00      on the 1st of every month starting February 1, 2016 and continuing until such time 100% of project purchase price is paid – 100% of purchase price monies to be paid by time of system commissioning.

II.  Conditions

The effectiveness of the Transaction would be subject to satisfaction of the following conditions, among others:

1. Purchase and Sale Agreement. The preparation, negotiation, execution and delivery of a definitive purchase and sale agreement between the parties (the “Purchase and Sale Agreement”), which must be satisfactory in form and substance to each of the parties. In addition to the terms set forth above, the Purchase and Sale Agreement would contain terms, covenants, conditions, representations and warranties appropriate for a transaction of this kind and customary in the solar photovoltaic industry.

2. License for Access and Data Room. Upon execution of this LOI, Seller shall i) execute a License for Access to enable Purchaser, its affiliates and consultants access to the Premises for the purpose of completing the due diligence contemplated herein; and ii) create a web platform (such as DropBox), or otherwise share, such information that meets the requirements of Section I.3(a).

3. Due Diligence. Purchaser’s receipt of satisfactory due diligence inspections, reports and studies relative to the Premises, including but not limited to a preliminary title opinion and a survey of the Premises. Seller shall provide to Purchaser any existing reports, studies, permits, that have been completed or obtained by Seller. Additionally, Seller shall cooperate with Purchaser regarding any additional reasonable information requests. Unless otherwise indicated, all costs of such reports, studies, and permits provided by Seller shall be borne by the Seller.

4. Zoning. Purchaser’s receipt of verification of appropriate zoning classification from the respective city and/or County for the Premises or final determination of applicable rezoning petitions, such cost shall be Seller’s responsibility.

5. Verification of Contracts. Verification and confirmation of the existence of the following agreements for the System or Premises, as applicable:

Site Lease. Executed Site Lease Agreement for the Premises, including any applicable Subordination, Non-Disturbance and Attornment Agreements (collectively, the “Lease”);

Agricultural Contracts. Verification of any existing agricultural contracts affecting the Premises;

Interconnection Agreement. Interconnection Agreement for the connection and delivery of electrical output from the System to the electrical power distribution grid (the “Interconnection Agreement”);

Executed REC Contracts (if applicable);

Executed Power Purchase Agreement;

Consents. Obtaining all consents which may be necessary due to the change in control of the System under each Lease or Interconnection Agreement, and any permits, filings and approvals, required for ownership, operation and maintenance of the Systems;

Utilities Commission. Obtaining all necessary authorizations, certifications and licenses from the North Carolina Utilities Commission and all other regulatory agencies for the operation of the System and the sale and delivery of electrical output therefrom, including but not limited to registration of the System as a new renewable energy facility and the issuance of an Order of Certificate of Public Convenience and Necessity; and

Documents specified on Exhibit “A”.

6.     Exclusivity. Except as otherwise provided herein, Seller shall not, and shall not authorize or permit any representative on Seller’s behalf, including, but not limited to John Green or Richard Green, to directly or indirectly, encourage, solicit, initiate, facilitate, enter into discussions or negotiations or any agreement with, or otherwise participate in any manner whatsoever, concerning the acquisition of any or all of the membership interests or the assets of the Company or divesture of the System. Seller shall deal exclusively with Purchaser concerning the foregoing and the Transaction contemplated hereunder. In the event Purchaser fails to pay Seller any Milestone payment upon such date due, as may be extended from time to time, and on a case by case basis, Seller may terminate this Agreement within ten (10) days after such due date and have no further responsibility.

7.     Expenses. Whether or not the Transaction contemplated by this LOI is consummated, each party will each bear its respective costs and expenses, including the payment of any broker fees. Neither party shall be liable for or pay any costs or expenses incurred by the other.

8.      Confidentiality. Purchaser and Seller’s position as described in this LOI is made with the understanding that it will be treated in confidence and that no disclosure will be made without Purchaser’s or Seller’s prior consent, except as otherwise required by law.

9.      Public Announcement. The parties shall consult with each other on the desirability, timing and substance of any press release or public announcement, publicity statement or other public disclosure relating to this Transaction or the fact that negotiations between us are being held. Each party agrees not to make any such public disclosures without the prior written consent of the other party as to the content and timing of such disclosure; provided, however, that either party may make such disclosures as are required to comply with applicable law.

10.     Other Agreements. This LOI constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any other prior agreements, written or oral, between the parties concerning such subject matter.

11.     Letter of Intent. This LOI shall not constitute a legally binding obligation on either Seller or Purchaser, except for the provisions of (i) Condition 6 which shall be binding and enforceable on the Seller and (ii) Conditions 7 and 8 which shall be binding and enforceable obligations on each of us.

12.     Transfer of Project Rights. In the event that the project does not move forward to completion and sale of electricity to Duke Energy through no fault of Purchaser, Seller will transfer the payments to date on Innovative Solar 37, LLC to another project of comparable size and development status that the Seller has under development or to any project that the Purchaser already has under contract with ISS.

13.     Duke Energy PPA Milestones. It is the purchaser’s responsibility to provide deliverables to Duke Energy as required in the executed copy of the Innovative Solar 37, LLC purchase power agreement.

If the contents of this LOI are acceptable to you, and correctly set forth our understanding, please so indicate by signing the attached copy of this LOI and returning it to us at your earliest convenience.

SEPARATE SIGNATURE PAGES ATTACHED

SEPARATE SIGNATURE PAGE OF PURCHASER TO LOI

PURCHASER:

Agreed and Accepted:

____Michael Gorton____
Chief Executive Officer

[SIGNATURE PAGE OF SELLER CONTINUED ON FOLLOWING PAGE]

SEPARATE SIGNATURE PAGE OF SELLER TO LOI

SELLER:

Agreed and Accepted:

INNOVATIVE SOLAR SYSTEMS, LLC

By: ______/s/ John Green_______

          John Green, Member/Manager

By: _____/s/ Richard Green______

          Richard Green, Member/Manager

Date:_____June 9, 2015__________

Exhibit “A”

As of the Closing date, assets will include, but will not be limited to, the following items or their equivalent:

1. North Carolina Secretary of State Certificate of Good Standing

2. IRS notice of assignment of Employer Identification Number (EIN)

3. Operating Agreement and Member Consent

4. Utility Transmission R/W Approval (if required)

5. Federal Energy Regulatory Commission Form 556 Certification of Qualifying Facility (QF) Status for a Small Power Production or Cogeneration Facility

6. Zoning Certification Letter and/or Zoning Non-Determination Letter

7. Phase I Environmental Site Assessment for the Premises (if available)

8. Financial Statements of the Company.

9. Certified Title Opinion regarding the Premises

10. Boundary Survey (if available)

11. SNDA(s) (if applicable)